Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE REPORTS FIRST QUARTER

2011 RESULTS

Revenues increased by $4.9 million in the first quarter of 2011, resulting in the fourth consecutive quarter of year-over-year revenue growth

Adjusted EBITDA increased $3.1 million in the first quarter of 2011 as compared to the first quarter of 2010

Agreement reached to resolve Canadian class actions without any payment by the Company

MAY 5, 2011 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) today reported financial results for the quarter ended March 31, 2011.

Revenues for the first quarter of 2011 were $40.8 million, compared to $35.9 million in the same quarter of 2010.  The Company’s net loss was $39.1 million in the first quarter of 2011, compared to net loss of $22.6 million in the same period of 2010.  Net loss per share was $1.72 in the first quarter of 2011 compared to a net loss per share of $1.01 in the same period of 2010.

In March 2010, the Company refinanced substantially all of its debt.  The Company issued $300 million in principal amount of 11.25% Senior Secured Notes due 2015, $139.4 million in principal amount of 13.25% Senior Secured Notes due 2015, entered into a $35 million revolving credit facility with a group of banks and entered into a facility for the issuance of cash collateralized letters of credit.  Effective August 4, 2010, the Company expanded the size of its revolving credit facility from $35 million to $50 million.  On October 22, 2010, the Company amended and restated its revolving credit facility to amend covenants and certain other terms.  As a result of these financing transactions, the Company recognized $6.1 million of expenses in the first quarter of 2010 related to fees, expenses and the write-off of certain debt issuance costs related to the debt that was canceled or repaid.  No such costs were incurred during the first quarter of 2011.  Interest expense in the first quarter of 2011 was $14.3 million, compared to $7.3 million in the first quarter of 2010.  Beginning in the second quarter of 2011, the interest expense related to the Company’s notes will be comparable to the same periods of 2010 as the notes will have been outstanding for one year.  Additionally, the results for the first quarter of 2011 included $1.4 million of costs related to the antitrust investigations and related litigation, whereas such costs during the first quarter of 2010 were $0.9 million.  The results for the first quarter of 2011 include $0.6 million of acquisition costs related to the ongoing program of acquiring ice business, as well as a $0.2 million charge for impairment of certain fixed assets.

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and the effects of certain other items was negative $8.7 million in the first quarter of 2011 versus negative $11.8 million in the same period of 2010.  A discussion regarding the presentation of Adjusted EBITDA in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net loss, is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

“Revenues increased over the prior year for the fourth consecutive quarter as a result of organic growth, acquisitions, and improved same store sales,” commented Chief Executive Officer and President Gilbert M. Cassagne. “The implementation of certain strategic initiatives and other cost containment projects has also contributed to improving EBITDA trends.  We remain encouraged by the sequential quarterly improvement in our business and current results. We believe 2011 will be a turning point for our business.”

In connection with the Company’s ongoing acquisition strategy, eight acquisitions were completed during the first quarter of 2011.  The eight acquisitions had an aggregate purchase price of approximately $8.4 million.  Annual revenues and Adjusted EBITDA associated with these eight acquisitions are approximately $8.3 million and $1.9 million, respectively.  “We are pleased to be able to continue acquiring quality ice businesses at attractive prices,” commented Mr. Cassagne.  “We will continue to evaluate all acquisition opportunities as part of our ongoing acquisition strategy and will consider deploying additional capital in this area.”

An agreement has been reached to resolve the class actions filed in Canada by direct purchasers of packaged ice in Canada against Reddy Ice and Arctic Glacier Inc. alleging anti-competitive behavior in the United States and Canada.  The agreement provides that Arctic Glacier will pay CDN $2,000,000, all claims asserted against Reddy Ice and Arctic Glacier in both Ontario and Alberta will be dismissed, and Reddy Ice and Arctic Glacier will be granted full and final releases with regard to those claims.  Reddy Ice is not making any payment in connection with this settlement.  The agreement is subject to the execution of final settlement documents and court approval.

CONFERENCE CALL

The Company has scheduled a conference call for today, May 5, 2011, at 10:00 a.m. Eastern time.  To participate in the teleconference, please dial into the call a few minutes before the start time: 877-317-6789.  Please refer to confirmation code 450678.  A replay of the call will be available two hours after the completion of the call through May 13, 2011.  To access the replay, please dial 877-344-7529 and reference the above-listed confirmation code.  The live webcast and archived replay also can be accessed on the Company’s Web site at www.reddyice.com.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 1,500 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 34 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

— Financial Tables Follow —

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
	(in thousands, except
	per share amounts)

Revenues	$40,752	$35,894
Cost of sales (excluding depreciation)	37,225	34,908
Depreciation expense related to cost of sales	7,708	5,314
Gross loss	(4,181)	(4,328)
Operating expenses	12,799	13,119
Depreciation and amortization expense	2,530	1,876
(Gain) loss on dispositions of assets	(54)	227
Acquisition expenses	603	2
Impairment of long-lived assets	231	—
Cost related to antitrust investigations and related litigation	1,421	913
Loss from operations	(21,711)	(20,465)
Interest expense	(14,349)	(7,259)
Interest income	4	4
Debt refinance costs	—	(6,108)
Loss before income taxes	(36,056)	(33,828)
Income tax (expense) benefit	(3,045)	11,231
Net loss	$(39,101)	$(22,597)

Basic and diluted net loss per share:
Net loss	$(1.72)	$(1.01)
Weighted average common shares outstanding	22,689	22,406

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	March 31,	December 31,
	2011	2010
	(in thousands)

Cash and cash equivalents	$11,221	$42,173
Restricted cash	10,191	10,110
All other current assets	41,504	39,602
Total assets	445,040	470,925

Accounts payable and accrued expenses	$37,047	$39,467
Total current and non-current debt (including revolving credit facility)	462,719	450,691
Total stockholders’ deficit	(68,319)	(29,793)
Total liabilities and stockholders’ deficit	445,040	470,925

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents the Company’s consolidated net loss before income taxes, interest and depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items, Reddy Ice Holdings, Inc. (“Reddy Holdings”) gains and expenses and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s new credit facility.  EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net loss”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, the Company intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  The Company evaluates operating performance based on several measures, including Adjusted EBITDA, as the Company believes it is an important measure of the operational strength of its business.  Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility.

Adjusted EBITDA as we have presented it may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, as it excludes certain financial information when compared to “net loss”.  Users of this financial information should consider the types of events and transactions which are excluded.

	Three Months Ended
	March 31,
	2011	2010
	(in thousands, unaudited)

Net loss	$(39,101)	$(22,597)
Depreciation expense related to cost of sales	7,708	5,314
Depreciation and amortization expense	2,530	1,876
Interest expense	14,349	7,259
Interest income	(4)	(4)
Income tax expense (benefit)	3,045	(11,231)
EBITDA	(11,473)	(19,383)
Other non-cash and excluded charges:
Stock-based compensation expense	631	327
(Gain) loss on dispositions of assets	(54)	227
Acquisition expenses	603	2
Impairment of long-lived assets	231	—
Increase in fair value of diesel hedge	(16)	—
Debt refinance costs	—	6,108
Reddy Holdings items:
Cost related to antitrust investigations and related litigation (a)	1,421	913
Adjusted EBITDA	$(8,657)	$(11,806)

(a)          The cost of the antitrust investigations and related litigation and related insurance recoveries are excluded from the calculation of Adjusted EBITDA as these costs have been paid by Reddy Holdings.  Reddy Holdings is currently paying these costs with the excess cash remaining from the initial public offering of its common stock in August 2005, the funds paid to Reddy Holdings by affiliates of GSO Capital Partners LP in February 2008 in connection with the termination of the merger agreement, proceeds of insurance recoveries by Reddy Holdings and dividends received from Reddy Ice Corporation.

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions and dispositions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA.  The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended
	March 31,
	2011	2010
	(in thousands, unaudited)

Adjusted EBITDA	$(8,657)	$(11,806)
Acquisition adjustments (a)	(97)	(66)
Pro forma Adjusted EBITDA	$(8,754)	$(11,872)

(a)          Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented.  All acquisitions included herein were consummated on or before March 31, 2011.